EXHIBIT 4.2

Execution Version

THIS WARRANT AND THE COMPANY SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE COMPANY SHARES

1847 GOEDEKER INC.

April 5, 2019

THIS IS TO CERTIFY that SMALL BUSINESS COMMUNITY CAPITAL II, L.P., a Delaware limited partnership, and its permitted transferees, successors and registered assigns (the “Holder”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, is entitled to purchase, subject to the terms and conditions hereof, from 1847 GOEDEKER INC., a Delaware corporation (the “Company”), shares of the most senior capital stock of the Company (“Company Shares”) equal to 5.0% (the “Aggregate Percentage”) of the outstanding equity securities of the Company on a fully-diluted basis, including all vested and unvested equity grants, for an aggregate price equal to $100 (the “Exercise Price”).

This Warrant (the “Warrant”) is issued by the Company, on the date hereof, pursuant to the Loan and Security Agreement by and among the Company, 1847 Goedeker Holdco Inc. and the Holder, as amended, restated, supplemented or otherwise modified from time to time (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Loan Agreement.

ARTICLE 1. EXERCISE.

1.1 Method of Exercise.

(a) This Warrant shall be exercisable for a period of ten (10) years beginning on the Closing Date (the “Exercise Period”). This Warrant may be exercised in whole or in part during the Exercise Period by presentation and surrender hereof to the Company at its principal office at the address set forth on the signature page hereof (or at such other address as the Company may after the date hereof notify the Holder in writing), or at the office of its transfer agent or warrant agent, if any, with the Notice of Exercise, in substantially the form attached as Appendix 1 (the “Notice of Exercise”), duly executed and accompanied by proper payment or provision for the aggregate Exercise Price with respect to the portion of this Warrant being exercised.

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(b) Upon receipt by the Company of: (i) this Warrant and (ii) the Notice of Exercise, in proper form for exercise, together with payment or provision (as provided below) for the aggregate Exercise Price with respect to the portion of this Warrant being exercised, the Holder shall be deemed to be the holder of record of the Company Shares specified in the Notice of Exercise (the “Warrant Shares”), notwithstanding that the transfer books of the Company shall then be closed or that certificates (if any) representing the Warrant Shares shall not then be actually delivered to the Holder. The Holder may pay the Exercise Price with respect to the portion of this Warrant being exercised (i) by wire transfer of immediately available funds to an account designated in writing by the Company, (ii) by delivery of cash or check to the Company, or (iii) by instructing the Company to withhold a number of Warrant Shares with an aggregate Fair Market Value (as defined below) as of the date of exercise equal to the Exercise Price with respect to the portion of this Warrant being exercised. The Company shall pay any and all documentary, stamp, or similar issue taxes payable in respect of the issuance of the Warrant Shares. The Company shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of certificates (if any) representing warrants or Warrant Shares in a name other than that of the Holder at the time of surrender for exercise, and, until the payment of such tax, shall not be required to issue such Warrant Shares. In the event of a partial exercise of this Warrant, the Company shall execute and deliver a warrant to Holder for the remaining unexercised portion of this Warrant.

1.2 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense, shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.3 “Fair Market Value” means, with respect to any security or other property, (a) the fair market value of such security or other property as determined by an independent evaluator approved by both the Company and the Holder or (b) if the Company and the Holder fail to mutually approve such independent evaluator within five (5) days of the cause for the parties to determine such fair market value, each of the Company and the Holder shall appoint within three (3) days an independent evaluator having experience in the appraisal of the subject matter to be appraised or evaluated, and the Fair Market Value shall be the average of the fair market values of such security or other property as determined by the two (2) independent evaluators so appointed. Fair Market Value shall be determined without applying any minority or illiquidity discount or control premium or taking into account any transfer restrictions with respect to such security or property. Notwithstanding the foregoing, in the event of a Sale of the Company, Fair Market Value shall be determined based on the value received by the Company or its stockholders in such Sale of the Company.

ARTICLE 2. ADJUSTMENTS; NUMBER OF COMPANY SHARES.

2.1 Aggregate Percentage of Company Shares. Under certain conditions, the Aggregate Percentage is subject to adjustment as set forth in this Article 2. The Aggregate Percentage, after taking into consideration any prior adjustments pursuant to this Article 2, shall be subject to adjustment from time to time as set forth in this Article 2, and thereafter, as adjusted, shall be deemed to be the Aggregate Percentage hereunder.

2.2 Adjustment for Pay-to-Play Transactions. In the event that the Company’s organizational documents, including the Articles of Incorporation, bylaws or any agreement among stockholders, provide, or are amended to so provide, for the amendment or modification of the rights, preferences or privileges of the Company Shares, or the reclassification, conversion or exchange of the Company Shares, in the event that a holder of Company Shares thereof fails to participate in an equity financing transaction (a “Pay-to-Play Provision”), and in the event that such Pay-to-Play Provision becomes operative in a transaction occurring after the date hereof, this Warrant shall automatically and without any action required become exercisable for that number and type of equity securities as would have been issued or exchanged, or would have remained outstanding, in respect of the Company Shares issuable hereunder had this Warrant been exercised in full prior to such event, and had the Holder participated in the equity financing to the maximum extent permitted.

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2.3 Adjustments.

(a) Distributions. In case at any time or from time to time the Company shall make any dividend or other distribution on the Company Shares (collectively, a “Distribution”) other than in Company Shares, then the Holder shall be entitled to elect by written notice to the Company to receive (A) immediately and without further payment the cash, evidences of indebtedness, stock, securities, other property, options, warrants and/or other rights (or any portion thereof) to which the Holder would have been entitled by way of such Distribution as if the Holder had exercised its Warrant immediately prior to such Distribution or (B) upon the exercise or repurchase of this Warrant at any time thereafter, the number of Company Shares to be received upon exercise of such Warrant(s) determined as stated herein and, in addition, the cash, evidences of indebtedness, stock, securities, other property, options, warrants and/or other rights (or any portion thereof) to which the Holder would have been entitled by way of such Distribution and subsequent dividends and distributions through the date of exercise as if the Holder (1) had exercised its Warrant(s) immediately prior to such Distribution and (2) had retained the Distribution in respect of the underlying Company Shares and all subsequent dividends and distributions of any nature whatsoever in respect of any Company Shares or securities paid as dividends and distributions and originating directly or indirectly from such Company Shares. A reclassification of the Company Shares into the same securities and any other Company Shares shall be deemed a Distribution by the Company of such other Company Shares.

(b) Changes in Company Shares. In case at any time the Company shall initiate any transaction or be a party to any transaction (including, without limitation, a merger, consolidation, share exchange, sale, lease or other disposition of all or substantially all of the Company’s assets, liquidation, recapitalization or reclassification of the Company’s capital stock) in connection with which any Company Shares (or any capital stock into which Company Shares may be converted or exchanged) shall be changed into or exchanged for different securities of the Company or other securities of another corporation or interests in a non-corporate entity or other property (including cash) or any combination of the foregoing (each such transaction being herein called a “Transaction”), then, to the extent the Warrant is not being redeemed in connection therewith, as a condition of the consummation of the Transaction, lawful, enforceable and adequate provision shall be made so that the Holder shall be entitled to elect by written notice to the Company to receive, upon exercise of its Warrant at any time on or after the consummation of the Transaction, in lieu of the Company Shares issuable upon such exercise prior to such consummation, the securities or other property (including cash) to which the Holder would have been entitled upon consummation of the Transaction if the Holder had exercised this Warrant immediately prior thereto (subject to adjustments from and after the consummation date as nearly equivalent as possible to the adjustments provided for in this Section 2.3). The foregoing provisions of this Section 2.3(b) shall similarly apply to successive Transactions. In the event of a Transaction, Company shall give Holder 15 days’ written notice of Holder’s right to exercise this Warrant.

(c) Acquisitions. If the Company shall at any time while this Warrant is outstanding acquire or merge with an Independent Third Party and, in connection with such acquisition or merger, issue new Company Shares to such Independent Third Party or its owners as consideration for such acquisition or merger, the Aggregate Percentage shall be adjusted equally and pro rata with the Company Shares held by all other members immediately prior to the consummation of such acquisition or merger such that this Warrant and all Company Shares outstanding immediately prior to the consummation of such acquisition or merger are diluted ratably. As used in this Section 2.3(c), “Independent Third Party” means any entity that is neither owned by, nor an Affiliate of, (i) the Sponsor, (ii) any direct or indirect owner of more than two percent (2%) of the outstanding equity securities of the Company, or (iii) any spouse, parent, sibling or descendant (by birth or adoption) of any individual within clause (i) or (ii) of this definition.

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(d) Other Action Affecting Company Shares. In case at any time or from time to time the Company shall take any action of the type contemplated in Section 2.3(a), (b), or (c) hereof but not expressly provided for by such provisions (including, without limitation, the granting of equity appreciation rights, phantom equity rights or other rights with equity features), then the Aggregate Percentage shall be adjusted in such manner and at such time as the Holder and the Company’s Board of Directors may in good faith determine to be equitable in the circumstances.

(e) Adjustment Notice. Whenever the Aggregate Percentage is to be adjusted pursuant to this Section 2.3, the Company shall forthwith deliver to the Holder a certificate signed by the Chief Executive Officer, Chief Financial Officer or President of the Company setting forth, in reasonable detail, the event requiring the adjustment, the method by which such adjustment is to be calculated, and a description of the basis on which the Company determined the adjustment.

2.4 No Impairment. The Company shall not, by amendment of its organizational documents or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment. If Company takes any dilutive action affecting Company Shares that adversely affects the Holder’s rights under this Warrant, the Exercise Price and the number of Company Shares issuable upon exercise of this Warrant shall be adjusted in such a manner that such dilutive action is offset and the aggregate Exercise Price of this Warrant is unchanged.

ARTICLE 3. COVENANTS OF COMPANY.

3.1 Reservation of Company Shares. The Company covenants and agrees, for the period from the Issue Date to the Expiration Date, to take all reasonable action to designate, reserve and keep available from its authorized and unissued Company Shares, for the purpose of effecting the exercise of this Warrant, such number of Company Shares (and other shares of capital stock into which the Company Shares may be converted or exchanged) as shall from time to time be sufficient to effect the exercise of the rights under this Warrant and if at any time the number of authorized but unissued Company Shares (and other shares of capital stock into which the Company Shares may be converted or exchanged) shall not be sufficient for purposes of the exercise of this Warrant in accordance with its terms, without limitation of such other remedies as may be available to the Holder, the Company will use best efforts to take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized and unissued capital stock of the Company to a number of shares of capital stock of the Company as shall be sufficient for such purposes.

3.2 Valid Issuance. Company shall take all steps necessary to insure that all Company Shares which may be issued upon the exercise of this Warrant, and all securities, if any, issuable upon conversion or exercise of Company Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

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3.3 Notice of Certain Events. If Company proposes at any time (a) to declare any dividend or distribution upon its Company Shares, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its equity securities any additional Company Shares of any class or series or other rights; (c) to effect any reclassification or recapitalization of Company Shares; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company’s securities for cash; then, in connection with each such event, Company shall give Holder (1) in the case of the matters referred to in (a) and (b) above at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Company Shares will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of Company Shares will be entitled to exchange their Company Shares for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

3.4 Information. So long as the Holder holds this Warrant and/or any of the Company Shares, Company shall deliver to Holder (a) promptly, copies of all notices or other written communications to which Holder would be entitled if it held Company Shares as to which this Warrant was then exercisable and (b) such other financial statements required under and in accordance with any loan documents between Holder and Company, or if there are no such requirements or if the subject loan(s) are no longer are outstanding, then within 45 days after the end of each of the first three quarters of each fiscal year, Company’s quarterly, unaudited financial statements, and within 90 days after the end of each fiscal year, Company’s annual, audited financial statements.

3.5 Registration of Warrant Company Shares. Prior to engaging any professionals or advisors in connection with a potential initial public offering, the Company shall enter into a registration rights agreement that (a) provides Holder customary piggyback registration rights, (b) provides that the Company will pay all expenses of registration, and (c) contains otherwise customary terms regarding registration rights.

ARTICLE 4. ADDITIONAL RIGHTS AND LIMITATIONS.

4.1 Pre-Emptive Right. In addition to any adjustments pursuant to Article 2 above, if at any time the Company authorizes, grants, issues or sells any Company Shares, in whole or in part (for instance, profits interest), options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Company Shares (the “Purchase Rights”), then the Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder would have acquired if the Holder had held the number of Company Shares acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the authorization, grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Company Shares are to be determined for the grant, issue or sale of such Purchase Rights.

4.2 Tag-Along Right. In the event that the Company’s organizational documents, including without limitation the Certificate of Incorporation, By-Laws or any agreement of stockholders, provide, or are amended to so provide, for "tag-along" rights, rights of co-sale, or similar rights to transfer Company Shares, then (a) the Company shall promptly notify the Holder in writing and (b) such rights shall automatically and without any action required apply in favor of the Holder of this Warrant to the same extent they would apply if this Warrant had been exercised in full.

4.3 Drag-Along Right. In the event that the Company’s organizational documents, including without limitation the Certificate of Incorporation, By-Laws or any agreement of stockholders, provide, or are amended to so provide, for "drag-along" rights or similar rights to transfer Company Shares, then (a) the Company shall promptly notify the Holder in writing and (b) such rights shall automatically and without any action required be deemed to bind the Holder of this Warrant to the same extent they would apply if this Warrant had been exercised in full.

4.4 No Voting Rights. This Warrant shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to the exercise of this Warrant.

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ARTICLE 5. PUT RIGHT.

5.1 Put Right.

(a) At any time during the period commencing on the earlier to occur of (i) the Maturity Date, (ii) the date on which the Obligations become due and payable by acceleration, (ii) repayment in full of the borrowings under, or retirement or termination of, the Loan Agreement, and (iii) a Sale of the Company (each, a “Put Trigger Event”), the Holder shall have the right (the “Put Right”) exercisable by delivery of written notice together with a surrender of this Warrant and any Warrant Shares (the “Put Notice”), to require the Company to repurchase, at the Holder’s option, this Warrant and any Warrant Shares for an amount (the “Put Right Price”) equal to (x) the product of (i) the Fair Market Value of the equity of the Company multiplied by (ii) the Aggregate Percentage represented by this Warrant and any Warrant Shares at the time of Holder’s exercise of such Put Right minus (y) the Exercise Price plus (z) any amount payable upon repurchase of this Warrant pursuant to Section 2.3(a). “Sale of the Company” means (a) a Change of Control (as defined in the Loan Agreement, (b) a transaction or series of related transactions (whether by way of merger, consolidation, issuance or of equity or otherwise) with an unaffiliated third party or a group of unaffiliated third parties, the result of which is that the holders of the Company’s capital stock (on a fully diluted basis) immediately prior to such transaction(s) and their Affiliates are, after giving effect to such transaction(s), no longer (in the aggregate) the “beneficial owners” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 25% of the Company’s capital stock (on a fully diluted basis) or (c) a sale, lease, transfer, conveyance or other disposition to an unaffiliated third party or a group of unaffiliated third parties, in one or a series of related transactions, of all or substantially all of the Company’s and its subsidiaries’ assets determined on a consolidated basis.

(b) The Company shall be obligated to purchase all Warrant Shares held by Holder (including, without limitation, any Company Shares of the Company issued upon conversion of any Warrant Shares) requested to be repurchased in the Put Notice and shall pay to Holder the Put Right Price (i) within five (5) business days after receipt of the Put Notice or (ii) in the event of a Put Notice given in connection with a Sale of the Company or a repayment in full of the borrowings under the Loan Agreement, concurrently with such Sale of the Company or repayment in full of the borrowings under the Loan Agreement (the applicable date from clause (i) or (ii), together the “Put Closing Date”) by wire transfer to the account set forth in the Put Notice. If Company does not make timely payment of the Put Right Price pursuant to this Section 5.1, interest shall accrue on the amount then due at the rate of 10% per annum from the due date until paid in full; provided that the entire Put Right Price and all accrued interest thereon must be paid no later than twelve months after receipt of the Put Notice.

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ARTICLE 6. MISCELLANEOUS.

6.1 Legends. This Warrant and the Company Shares (and the securities issuable, directly or indirectly, upon conversion of Company Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

6.2 Compliance with Securities Laws on Transfer. Subject to Section 6.3, this Warrant and the Company Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion or exchange of Company Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.

6.3 Transfer Procedure. Subject to the provisions of Section 6.2, Holder may transfer all or part of this Warrant or the Company Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of Company Shares, if any) at any time to any other transferee by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and the Holder, if applicable). Unless the Company is filing financial information with the U.S. Securities and Exchange Commission pursuant to the Exchange Act, the Company shall have the right to refuse to transfer any portion of this Warrant to any person who directly competes with the Company.

6.4 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be in writing and shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mall, postage prepaid, or by overnight courier as provided in the Loan Agreement or at such other address as may have been furnished to the Company or the Holder, as the case maybe, in writing by the Company or such Holder from time to time.

6.5 Attorneys Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

6.6 Governing Law. This Warrant shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to principles regarding conflicts of law.

6.7 Entire Agreement. Except as expressly set forth herein, this Warrant (including the exhibits attached hereto) constitutes the entire agreement and understanding of the Company and the Holder with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

6.8 Severability. If any provision of this Warrant becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision , or such provision in its entirety, to the extent necessary , shall be severed from this Warrant, and such illegal, unenforceable or void provision shall be replaced with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, unenforceable or void provision. The balance of this Warrant shall be enforceable in accordance with its terms.

(Signature page follows)

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IN WITN ESS WHEREOF, Company has caused this Warrant to be duly executed by its authorized officers, all as of the day and year first above written.

1847 GOEDEKER INC.

By:	/s/ Robert D. Barry
Name:	Robert D. Barry
Title:	Chief Financial Officer

[Signature page to Warrant]

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APPENDIX 1

Notice of Exercise

1.	The undersigned hereby elects to purchase ________ shares of _____________ stock of 1847 GOEDEKER INC., a Delaware corporation, pursuant to the terms of the attached Warrant, and [tenders herewith payment of the purchase price of such shares in full][instructs the Company to withhold a number of such shares with an aggregate Fair Market Value as of the date of exercise equal to the purchase price of such shares].

2.	Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Name: _______________________________

Address: _____________________________

_____________________________________

3.	The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

(Signature)

(Date)

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APPENDIX 2

Put Form

[Insert Date of Notice]

In accordance with Section 5.1 of the attached Warrant for the purchase of Units (the “Warrant”), the undersigned hereby irrevocably elects to exercise the Put Right as set forth in Section 5.1(a) of the Warrant and demands payment of the Put Right Price in accordance with the following wire instructions:

[Insert wire instructions]

(Signature)

(Date)

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